QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our reports dated March 1, 2013, relating to the consolidated financial statements of Brookfield Office Properties Inc. and subsidiaries (the "Company") for the year ended December 31, 2012 and the effectiveness of the Company's internal control over financial reporting as of December 31, 2012, appearing in the Annual Report on Form 40-F of the Company for the year ended December 31, 2012.

We also consent to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
December 23, 2013

QuickLinks

  Exhibit 23.2